Exhibit 23

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

February 28 2024

Sabine Royalty Trust

Argent Trust Company, Trustee

3838 Oak Lawn Ave, Suite 1720

Dallas, Texas 75219

Ladies and Gentlemen:

We hereby consent to the inclusion of our report of third party dated February 12, 2024, containing our opinion on the estimated proved reserves and revenue, as of December 31, 2023, of certain royalty interests that Sabine Royalty Trust has represented it holds in the Annual Report on Form 10–K for the year ended December 31, 2023, of the Sabine Royalty Trust (the Form 10–K) to be filed with the United States Securities and Exchange Commission. We also consent to the references to DeGolyer and MacNaughton under the heading “Properties—Reserves” in Item 2 and under the heading “Supplemental Oil and Gas Information (Unaudited)—Reserve Quantities” in Item 8 of the Form 10–K.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716